Exhibit 12.1
                                                                       4/26/101

                               GULF POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                      the six years ended December 31, 2000




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



                                                                            Year ended December 31,
                                                  -------------------------------------------------------------------------
                                                    1995         1996         1997         1998         1999         2000
                                                    ----         ----         ----         ----         ----         ----
                                                  -----------------------------Thousands of Dollars------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  and Income Taxes     $126,879     $131,856     $124,428     $120,946     $119,576     $116,893
      AFUDC - Debt funds                               187           58            5            0            0          440
         Earnings as defined                      $127,066     $131,914     $124,433     $120,946     $119,576     $117,333
                                                  =========    =========    =========    =========    =========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $ 23,294     $ 24,691     $ 21,699     $ 19,718     $ 21,375     $ 22,622
   Interest on interim  obligations                  2,931        2,071          891        1,190        2,371        2,804
   Amort of debt disc, premium  and expense, net     2,014        2,087        2,281        2,100        1,989        2,047
   Other interest  charges                           1,674        1,882        4,885        8,582        7,326        7,253
         Fixed charges as defined                 $ 29,913     $ 30,731     $ 29,756     $ 31,590     $ 33,061     $ 34,726
                                                  =========    =========    =========    =========    =========    =========



RATIO OF EARNINGS TO FIXED CHARGES                    4.25         4.29         4.18         3.83         3.62         3.38
                                                      ====         ====         ====         ====         ====         ====


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